EXHIBIT 4





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                               DONEGAL GROUP INC.

                        1996 EMPLOYEE STOCK PURCHASE PLAN

                        As Adopted as of January 1, 1996


Section 1.  Purpose.

         The Donegal Group Inc. 1996 Employee Stock Purchase Plan has been established by Donegal Group Inc. (the "Company") for the benefit of the eligible employees of the Company, its parent, Donegal Mutual Insurance Company (the "Mutual Company"), and participating subsidiaries of the Company and the Mutual Company. The purpose of this Plan is to provide each eligible employee with an opportunity to acquire or increase his proprietary interest in the Company through the purchase of shares of the Company's Common Stock at a discount from current market prices. This Plan is intended to meet the requirements of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

         The Company has heretofore maintained The Donegal Group Inc. Employee Stock Purchase Plan (the "Prior Plan"), pursuant to which Eligible Employees (as hereinafter defined) with respect to this Plan are currently enrolled as participants. The Company anticipates that all of the shares of the Company's Common Stock received for issuance under the Prior Plan will be subscribed for during the current subscription period under the Prior Plan. The first Subscription Period (as hereinafter defined) under this Plan shall run concurrently with the current subscription period under the Prior Plan so that, after the shares reserved for issuance under the Prior Plan shall be fully subscribed, shares of the Company's Common Stock reserved for issuance under this Plan shall be issued to the extent necessary to fill such subscriptions, and, in such event, shares issued under this Plan and under the Prior Plan shall be allocated among participants on a pro rata basis or on such other reasonable basis as management of the Company shall determine.

Section 2.  Eligible Employees.

         (a) Employees eligible to participate in this Plan ("Eligible Employees") shall consist of all individuals: (i) who are full-time employees (as defined in Section 2(b) of this Plan) of the Company, the Mutual Company or any subsidiary (as defined in Section 425 of the Code) of the Company or the Mutual Company (a "Participating Subsidiary"), and (ii) who have completed one month of employment on or prior to the date on which an Enrollment Period (as hereinafter defined) begins.

         (b) A "full-time employee" is an employee of the Company, the Mutual Company or any Participating Subsidiary who works or is scheduled to work at least 1,000 hours during any calendar year. An employee who is not scheduled to work at least 1,000 hours during a calendar year, but who in fact works at least 1,000 hours during a calendar year, shall be considered a "full-time employee" once the employee works for 1,000 hours during such year.



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         (c) A person who is otherwise an Eligible Employee shall not be granted any right to purchase shares of the Company's Common Stock under this Plan to the extent that: (i) based on such person's ownership of the Company's Common Stock at the time the right is granted, such right, if exercised, would cause the person to own shares of the Company's Common Stock (including shares that would be owned if all outstanding options to purchase Common Stock held by such person were exercised) that possess 5% or more of the total combined voting power or value of all classes of stock of the Company, or any subsidiary of the Company or the Mutual Company, or (ii) such right would cause such person to have purchase rights under this Plan and all other stock purchase plans of the Company, or any subsidiary of the Company or the Mutual Company that meet the requirements of Section 423 of the Code that accrue at a rate that exceeds $25,000 of fair market value of the Common Stock of the Company, or any subsidiary of the Company or the Mutual Company (determined at the time the right to purchase Common Stock under this Plan is granted) for each calendar year in which such right is outstanding. For this purpose, a right to purchase Common Stock accrues when such right first becomes exercisable during the calendar year (but the rate of accrual for any calendar year may in no event exceed $25,000 of the fair market value of the Common Stock subject to the right), and the number of shares of Common Stock under one right may not be carried over to any other right.

         (d) Notwithstanding anything to the contrary set forth in this Plan, officers of the Company, the Mutual Company or any Participating Subsidiary who are subject to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") with respect to their ownership of shares of the Company's Common Stock ("Section 16 Officers") shall be subject to the restrictions and conditions set forth in Sections 7(b) and 9 of this Plan.

Section 3.  Duration of Plan and Subscription Periods.

         This Plan shall be in effect from January 1, 1996 through and including December 31, 2005. During the term of this Plan, there shall be 20 semi-annual "Subscription Periods." Each Subscription Period shall extend from January 1 through June 30 or from July 1 through December 31, respectively, with the first Subscription Period beginning on January 1, 1996 and the last Subscription Period ending on December 31, 2005.

Section 4.  Enrollment and Enrollment Period.

         Eligible Employees who are enrolled in the Prior Plan as of December 31, 1995 shall be deemed to be enrolled automatically in this Plan effective as of the first Subscription Period. Thereafter, enrollment for participation in this Plan shall take place during the "Enrollment Period" preceding each Subscription Period, which shall be either the period from the 1st through the 31st day of December or the period from the 1st through the 30th day of June of each year. Except as provided above regarding enrollment in this Plan as of the first Subscription Period, any person who is an Eligible Employee and who desires to subscribe for the purchase of Common Stock must file a subscription agreement during an Enrollment Period, and such employee's participation in this Plan shall commence at the outset of the next Subscription Period. Once enrolled, an Eligible Employee shall continue to participate in this Plan for each succeeding Subscription Period until such Eligible Employee terminates his participation or ceases to be an Eligible

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Employee. An Eligible Employee who desires to change his rate of contribution may do so effective as of the beginning of the next Subscription Period during the Enrollment Period for the next Subscription Period. An Eligible Employee who is not a Section 16 Officer may also change his rate of contribution during a Subscription Period only pursuant to Section 7(b) of this Plan.

Section 5.  Number of Shares To Be Offered.

         The total number of shares to be made available under this Plan is 100,000 shares of the Company's Common Stock. Such Common Stock may be authorized and unissued shares or shares issued and thereafter acquired by the Company. In the event the total number of shares available for purchase under this Plan are purchased prior to the expiration of this Plan, this Plan may be terminated in accordance with Section 13 of this Plan.

Section 6.  Subscription Price.

         The "Subscription Price" for each share of Common Stock subscribed for under this Plan during each Subscription Period shall be the lesser of 85% of the fair market value of such share on the last trading day before the first day of the Enrollment Period with respect to such Subscription Period or 85% of the fair market value of such share on the last trading day of such Subscription Period. The fair market value of a share shall be the closing price reported by the Nasdaq Stock Market on the applicable date; provided, however, that the Subscription Price shall never be less than $1.00 per share.

Section 7.  Amount of Contribution and Method of Payment.

         (a) The Subscription Price shall be payable by the Eligible Employee by means of payroll deduction. The maximum payroll deduction shall be no more than 10% of an Eligible Employee's Base Pay (as hereinafter defined). The minimum payroll deduction an Eligible Employee must authorize is a payroll deduction, based on such employee's rate of Base Pay at the time of such authorization, that will enable such employee to accumulate by the end of the Subscription Period an amount sufficient to purchase at least ten shares of Common Stock. An Eligible Employee may not make separate cash deposits toward the payment of the Subscription Price.

         (b) An Eligible Employee who is not a Section 16 Officer may at any time during a Subscription Period reduce the amount previously authorized to be deducted from his Base Pay, provided the reduction conforms with the minimum payroll deduction set forth in Section 7(a) of this Plan, by forwarding to the Company a written notice setting forth the reduction in his payroll deduction. The change shall become effective on a prospective basis as soon as practicable after receipt by the Company of the change notice. A payroll deduction may be changed under this Section 7(b) of this Plan, by forwarding to the Company a written notice setting forth the reduction in his payroll deduction only once during any Subscription Period and shall remain in effect for subsequent Subscription Periods, subject to compliance with Section 7(a) of this Plan,

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until such Eligible Employee terminates his participation or ceases to be an
Eligible Employee. A Section 16 Officer may not change his rate of contribution during a Subscription Period.

         (c) "Base Pay" means the straight-time earnings or regular salary paid to an Eligible Employee. Base Pay shall not include overtime, bonuses or other items that are not considered to be regular compensation by the committee administering this Plan pursuant to Section 14 of this Plan. Payroll deductions shall commence with the first paycheck issued during the Subscription Period and shall continue with each paycheck throughout the entire Subscription Period, except for pay periods for which the Eligible Employee receives no compensation (i.e., uncompensated personal leave, leave of absence, etc.).

Section 8.  Purchase of Shares.

         The Company shall maintain on its books a "Plan Account" in the name of each Eligible Employee who authorized a payroll deduction (a "participant"). At the close of each pay period, the amount deducted from the participant's Base Pay shall be credited to the participant's Plan Account. No interest shall be paid by the Company on any Plan Account balance. As of the last day of each Subscription Period, the amount then in the participant's Plan Account shall be divided by the Subscription Price for such Subscription Period and the participant's Plan Account shall be credited with the number of whole shares that results. Share certificates shall be issued and delivered to each participant within a reasonable time thereafter. Any amount remaining in a participant's Plan Account shall be carried forward to the next Subscription Period, but shall not otherwise reduce the amount a participant may contribute pursuant to Section 7 of this Plan during the next Subscription Period. If a participant does not accumulate sufficient funds in his Plan Account to purchase at least ten shares of Common Stock during a Subscription Period, such participant shall be deemed to have withdrawn from this Plan pursuant to Section 9 of this Plan.

         If the number of shares subscribed for during any Subscription Period exceeds the number of shares available for purchase under this Plan, the remaining shares available for purchase shall be allocated among all participants in proportion to their Plan Account balances, exclusive of any amounts carried forward pursuant to the preceding paragraph. If the number of shares that would be credited to any participant's Plan Account in either or both of the Subscription Periods occurring during any calendar year exceeds the limit specified in Section 2(c) of this Plan, the participant's Plan Account shall be credited with the maximum number of shares permissible, and the remaining amounts shall be refunded in cash without interest thereon.

Section 9.  Withdrawal from this Plan.

         A participant other than a Section 16 Officer (unless the withdrawal occurs pursuant to Section 10 of this Plan) may withdraw from this Plan at any time by giving written notice of withdrawal to the Company. As soon as practicable following receipt of a notice of withdrawal, the amount credited to the participant's Plan Account shall be refunded in cash without interest thereon. No further payroll deductions shall be made with respect to such participant except in accordance with an authorization for a new payroll deduction filed during a subsequent Enrollment Period in accordance with Section 4 of this Plan. A participant's withdrawal shall not affect his

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eligibility to participate during any succeeding Subscription Period. A withdrawal by a Section 16 Officer, other than a withdrawal under Section 10 of this Plan, shall not become effective until the Subscription Period that commences after the date written notice of such withdrawal is received by the Company.

Section 10.  Separation from Employment.

         Separation from employment for any reason, including death, disability or retirement (as hereinafter defined) shall be treated as an automatic withdrawal pursuant to Section 9 of this Plan. However, at the election of a participant who retires, or in the event of a participant's death at the election of his beneficiary, any cash balance in such participant's Plan Account may be used to purchase the appropriate number of whole shares of Common Stock at a Subscription Price determined in accordance with Section 6 of this Plan using the date of his retirement or death as though it was the last day of the Subscription Period. Any cash balance in the Plan Account after such purchase shall be refunded in cash to the participant, or in the event of his death to his beneficiary without interest thereon. A transfer of employment among the Company, the Mutual Company or any Participating Subsidiary shall not be treated as a separation from employment. As used in this Section 10, "retirement" means a termination of employment by reason of a participant's retirement at or after his earliest permissible retirement date pursuant to and in accordance with his employer's regular retirement plan or practice.

Section 11.  Assignment and Transfer Prohibited.

         No participant may assign, pledge, hypothecate or otherwise dispose of his subscription or rights to subscribe under this Plan to any other person, and any attempted assignment, pledge, hypothecation or disposition shall be void, provided that a participant may acquire the shares of Common Stock subscribed to under this Plan in the name of the participant and another person jointly with the right of survivorship upon appropriate written notice to the Company. No subscription or right to subscribe granted to a participant under this Plan shall be transferable by him otherwise than by will or by the laws of descent and distribution, and such subscription rights shall be exercisable, during his lifetime, only by the participant.

Section 12.  Adjustment of and Changes in the Common Stock.

         In the event that the outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company, or of another corporation, by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, stock dividend (either in shares of the Company's Common Stock or of another class of the Company's stock), spin-off or combination of shares, appropriate adjustments shall be made by the Committee appointed pursuant to Section 14 of this Plan in the aggregate number and kind of shares that are reserved for sale under this Plan.


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Section 13.  Amendment or Discontinuance of this Plan.

         The Board of Directors of the Company (the "Board") shall have the right to amend, modify or terminate this Plan at any time without notice, provided that no participant's existing rights are adversely affected thereby and provided further that, without the approval of the holders of a majority of the shares of the Company's Common Stock present or represented and entitled to vote at a duly convened meeting of stockholders, no such amendment shall increase the benefits accruing to participants under this Plan, increase the total number of shares subject to this Plan, change the formula by which the price at which the shares shall be sold is determined, or change the class of employees eligible to participate in this Plan.

Section 14.  Administration.

         This Plan shall be administered by a committee to be appointed by the Board consisting of three employees of the Company. The committee may from time to time adopt rules and regulations for carrying out this Plan. Any interpretation or construction of any provision of this Plan by the Board shall be final and conclusive on all persons. Any interpretation or construction of any provision of this Plan by the committee shall be final and conclusive on all persons absent contrary action by the Board.

Section 15.  Designation of Beneficiary.

         A participant may file a written designation of a beneficiary who is to receive any cash credited to the participant under this Plan in the event of such participant's death prior to the delivery to him of such cash. Such designation of a beneficiary may be changed by the participant at any time upon written notice. Upon the death of a participant and upon receipt by the committee of proof of the participant's death and of the identity and existence of a beneficiary validly designated by him under this Plan, the Company shall deliver such cash to such beneficiary. In the event of the death of a participant and in the absence of a beneficiary validly designated under this Plan who is living at the time of such participant's death, the Company shall deliver such cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent, or relative is known to the Company, then to such other person as the Company may designate. No designated beneficiary shall, prior to the death of the participant by whom he has been designated, acquire any interest in the shares or cash credited to the participant under this Plan.

Section 16.  Employees' Rights.

         Nothing contained in this Plan shall prevent the Company, the Mutual Company or any Participating Subsidiary from terminating any employee's employment. No employee shall have any rights as a stockholder of the Company by reason of participation in this Plan unless and until certificates representing the shares of Common Stock for which he has subscribed shall have been issued and delivered by the Company.

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Section 17.  Use of Funds.

         All payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

Section 18.  Government Regulations.

         The Company's obligation to sell and deliver Common Stock under this Plan is subject to any prior approval or compliance that may be required to be obtained or made from or with any governmental or regulatory authority in connection with the authorization, issuance or sale of such Common Stock.

Section 19.  Titles.

         Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 20.  Applicable Law.

         This Plan shall be construed, administered and governed in all respects under the laws of the Commonwealth of Pennsylvania and the United States of America.

Section 21.  Compliance with Rule 16b-3.

         To the extent that Rule 16b-3 under the Exchange Act applies to purchases made under this Plan, it is the intent of the Company that this Plan comply in all respects with the requirements of Rule 16b-3, that any ambiguities or inconsistencies in the construction of this Plan be interpreted to give effect to such intention and that if this Plan shall not so comply, whether on the date of adoption or by reason of any later amendment to or interpretation of Rule 16b-3, the provisions of this Plan shall be deemed to be automatically amended so as to bring them into full compliance with such rule.

Section 22.  Approval of Stockholders.

         Prior to January 1, 1997, this Plan shall be submitted for approval by the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present or represented and entitled to vote at a duly convened meeting of stockholders. Subscriptions for the purchase of shares under this Plan shall be subject to the condition that this Plan shall be approved by the stockholders of the Company prior to such date in the manner contemplated by
Section 423(b)(2) of the Code. If not so approved prior to such date, this Plan shall terminate, all subscriptions hereunder shall be cancelled and be of no further force or effect and all participants shall be entitled to the prompt refund in cash, without interest, of all sums previously deducted from their compensation pursuant to this Plan.


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